UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

TICC CAPITAL CORP.

(Name of Registrant as Specified in Its Charter)

TPG SPECIALTY LENDING, INC.

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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SPECIAL MEETING OF STOCKHOLDERS

OF

TICC CAPITAL CORP.

TO BE HELD ON OCTOBER 27, 2015

PROXY STATEMENT

OF

TPG SPECIALTY LENDING, INC.

SOLICITATION OF PROXIES IN OPPOSITION TO

MATTERS RELATING TO THE PROPOSED

APPROVAL OF A NEW ADVISORY AGREEMENT

BETWEEN TICC CAPITAL CORP. AND TICC MANAGEMENT, LLC

PLEASE SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY

TPG Specialty Lending, Inc. (“TSLX” or “we”) is a stockholder of TICC Capital Corp. (“TICC” or the “Company”), owning approximately 3.0% of its outstanding shares of common stock, $0.01 par value per share (the “Shares”). TSLX is writing to you regarding a new investment advisory agreement (the “New Advisory Agreement”) that is proposed to be entered into between TICC and TICC Management, LLC (the “Existing Adviser”), in connection with the acquisition of the Existing Adviser (the “BSP Transaction”) pursuant to a purchase agreement between the Existing Adviser and an affiliate of Benefit Street Partners L.L.C. (“BSP”). The BSP Transaction would result in a change in control of the Existing Adviser for purposes of the Investment Company Act of 1940, as amended (the “1940 Act”), and as a result, an assignment and subsequent termination of the current investment advisory agreement, dated July 1, 2011, between the Company and the Existing Adviser (the “Existing Advisory Agreement”) would occur in accordance with its terms, thereby requiring TICC to enter into, and seek stockholder approval for, the New Advisory Agreement in order to effect the BSP Transaction. The Board of Directors of TICC (the “Board”) has scheduled a special meeting of stockholders for the purpose of approving the proposed New Advisory Agreement (the “Special Meeting”). The Special Meeting is scheduled to be held on Tuesday, October 27, 2015 at 10:00 a.m., Eastern Time, at the offices of Sutherland Asbill & Brennan LLP located at 1114 Avenue of the Americas, 40th Floor, New York, New York 10036.

Pursuant to this Proxy Statement, TSLX is soliciting proxies from holders of the Shares in respect of the following proposals to be considered at the Special Meeting, each as described in greater detail in the definitive proxy statement of TICC (the “TICC Proxy Statement”) filed with the Securities and Exchange Commission (the “SEC”) on September 3, 2015 for the Special Meeting (such proposals, the “TICC Special Meeting Proposals”):

1. The Company’s proposal to approve the New Advisory Agreement between the Company and the Existing Adviser, to take effect upon a change of control of the Existing Adviser (the “New Advisory Agreement Proposal”);

2. The Company’s proposal to elect six director nominees named in the TICC Proxy Statement to serve as members of the Board for the terms specified in the TICC Proxy Statement; and

3. The Company’s proposal to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies (the “Adjournment Proposal”).

TSLX URGES YOU TO VOTE THE GOLD PROXY CARD (1) “AGAINST” THE NEW ADVISORY AGREEMENT PROPOSAL, (2) “AGAINST” EACH OF THE DIRECTOR NOMINEES DESCRIBED IN PROPOSAL NO. 2 AND (3) “AGAINST” THE ADJOURNMENT PROPOSAL.

TSLX is a specialty finance company focused on providing flexible, fully committed financing solutions to middle market companies principally located in the United States. We partner with companies across a variety of industries and excel at providing creative solutions to companies with complex business models that may have limited access to capital. Similar to TICC, we are a business development company and are externally managed by TSL Advisers, LLC, an SEC-registered investment adviser.

For additional information concerning TSLX and the other participants in this proxy solicitation, please refer to the information set forth under the heading “Additional Participant Information.” This Proxy Statement and the GOLD proxy card are first being furnished to TICC’s stockholders on or about October 5, 2015.

The Company has set the close of business on August 31, 2015 as the record date for determining stockholders entitled to notice of and to vote at the Special Meeting (the “Record Date”). The principal executive offices of TICC are located at 8 Sound Shore Drive, Suite 255, Greenwich, Connecticut 06830. Stockholders of record on the Record Date will be entitled to vote at the Special Meeting. As of the Record Date, there were 59,987,986 Shares outstanding and entitled to vote at the Special Meeting. As of October 5, 2015, the approximate date on which TSLX expects to mail this Proxy Statement to the stockholders, TSLX is the beneficial owner of an aggregate of 1,633,660 Shares, which represents approximately 3.0% of the Shares outstanding. Of the Shares beneficially owned by TSLX, all such Shares may be voted by TSLX at the Special Meeting.

According to the TICC Proxy Statement, the approval of the New Advisory Agreement will require the affirmative vote of “a majority of outstanding voting securities” entitled to vote at the Special Meeting, as defined under the 1940 Act. For purposes of approval of the New Advisory Agreement, “a majority of outstanding shares of common stock” is the lesser of: (i) 67% or more of the shares of common stock present at the Special Meeting if the holders of more than 50% of the outstanding common stock are present or represented by proxy; or (ii) more than 50% of TICC’s outstanding shares of common stock as of the Record Date.

THIS SOLICITATION IS BEING MADE BY TSLX AND NOT ON BEHALF OF THE BOARD OR MANAGEMENT OF TICC. TSLX IS NOT AWARE OF ANY OTHER MATTERS TO BE BROUGHT BEFORE THE SPECIAL MEETING. SHOULD OTHER MATTERS, WHICH TSLX IS NOT AWARE OF A REASONABLE TIME BEFORE THIS SOLICITATION, BE BROUGHT BEFORE THE SPECIAL MEETING, THE PERSONS NAMED AS PROXIES IN THE ENCLOSED GOLD PROXY CARD WILL VOTE ON SUCH MATTERS IN THEIR DISCRETION.

TSLX URGES YOU TO SIGN, DATE AND RETURN THE GOLD PROXY CARD TO VOTE (1) “AGAINST” THE NEW ADVISORY AGREEMENT PROPOSAL, (2) “AGAINST” EACH OF THE DIRECTOR NOMINEES DESCRIBED IN PROPOSAL NO. 2 AND (3) “AGAINST” THE ADJOURNMENT PROPOSAL.

IF YOU HAVE ALREADY SENT A PROXY CARD FURNISHED BY TICC OR ANY OTHER PERSON, YOU MAY REVOKE THAT PROXY BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD. THE LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS. ANY PROXY MAY BE REVOKED PRIOR TO 9:00 A.M., EASTERN TIME, ON OCTOBER 26, 2015 BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE SPECIAL MEETING TO TSLX, C/O MACKENZIE PARTNERS, WHICH IS ASSISTING IN THIS SOLICITATION, OR TO TICC, C/O COMPUTERSHARE, OR BY VOTING IN PERSON AT THE SPECIAL MEETING.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 27, 2015

The proxy materials are available at www.stockholderdocs.com/tpg

IMPORTANT

Your vote is important, no matter how many or how few Shares you own. TSLX urges you to sign, date, and return the enclosed GOLD proxy card today to vote AGAINST Proposals 1, 2 and 3.

TSLX believes that the New Advisory Agreement is NOT in the best interest of the Company’s stockholders. A vote AGAINST the proposals to be considered at the Special Meeting will enable you – as the owners of TICC – to send a message to the Board that you are committed to maximizing the value of your Shares and that you will not approve a proposed transaction that does not provide you with the best opportunity to do so. Note, however, that voting against one or all of the TICC proposals is not equivalent to voting in favor of TSLX’s proposal, which would need to be voted on at a separate meeting. The defeat of the TICC proposals alone will not require TICC to pursue a transaction with TSLX, but will prevent the consummation of a transaction that would compensate TICC’s external managers who have overseen a history of meaningful underperformance.

•	If your Shares are registered in your own name, please sign and date the enclosed GOLD proxy card and return it to TSLX, c/o MacKenzie Partners, in the enclosed envelope today.

•	If your Shares are held in a brokerage account or bank, you are considered the beneficial owner of the Shares, and these proxy materials, together with a GOLD voting form, are being forwarded to you by your broker or bank. As a beneficial owner, you must instruct your broker, trustee or other representative how to vote. Your broker cannot vote your Shares on your behalf without your instructions.

•	Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed voting form.

If you have any questions regarding your proxy,

or need assistance in voting your Shares by telephone or Internet, please call:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

TPG@mackenziepartners.com

or

CALL TOLL FREE (800) 322-2885

BACKGROUND OF THE SOLICITATION

As part of the continuous evaluation and planning of its business, TSLX regularly considers a variety of strategic options, including acquisitions. In the course of this ongoing evaluation process, TSLX recognized the opportunity to leverage its expertise in sourcing, underwriting and asset management across credit disciplines to the advantage of both TSLX and target stockholders through mergers or other combinations and, in this respect, has considered from time to time an acquisition of various participants in its industry, including TICC.

On August 4, 2015, TICC issued a press release announcing that members of the Existing Adviser had entered into an agreement with BSP, pursuant to which an affiliate of BSP would acquire the Existing Adviser and enter into the New Advisory Agreement on the same terms as the Existing Advisory Agreement, subject to approval by TICC’s stockholders at the Special Meeting. In connection with the New Advisory Agreement, BSP also proposed to replace the current members of the Existing Adviser’s investment committee, to expand the size of the TICC Board to accommodate the addition of four new non-interested directors selected by BSP for election at the Special Meeting, and to replace the two existing interested directors on the TICC Board with Thomas Gahan, Founder and CEO of BSP, and Richard Byrne, President of BSP. In response to the announcement, shares of TICC stock trading on the Nasdaq Stock Market closed at $6.46 on August 4, 2015, up 2.9% over the prior day’s close.

From August 5 to August 24, 2015, TSLX acquired through purchases in the open market 1,633,660 shares of TICC, $0.01 par value per share (“TICC Common Stock”), which represented 2.72% of the number of shares of TICC Common Stock outstanding as of August 6, 2015.

On August 11, 2015, according to a press release issued on August 19, NexPoint Advisors, L.P. (“NexPoint”) proposed to the TICC Board that it be selected as the investment adviser of TICC instead of the BSP affiliate (the “First NexPoint Proposal”). According to the TICC Proxy Statement, following receipt of the First NexPoint Proposal, the TICC Board formed a special committee consisting of TICC’s three non-interested directors (the “Special Committee”) in order to evaluate the First NexPoint Proposal. On August 19, 2015, NexPoint publicly announced in a press release that it had tendered the First NexPoint Proposal to the TICC Board.

On September 1, 2015, NexPoint submitted a revised proposal (the “Second NexPoint Proposal”) to the TICC Board.

According to the TICC Proxy Statement, after consideration of the First NexPoint Proposal and the Second NexPoint Proposal, the Special Committee determined to continue to support the BSP Transaction and directed TICC’s management to renegotiate the terms of the New Advisory Agreement with BSP in light of NexPoint’s proposals. As a result of these discussions, BSP agreed to revise the New Advisory Agreement to provide for lower fees and other commitments. The TICC Board subsequently determined to approve and recommend to TICC stockholders the New Advisory Agreement.

On September 3, 2015, TICC filed a definitive proxy statement on Schedule 14A in respect of the Special Meeting, in which it announced that the date of the Special Meeting would be October 27, 2015.

On September 10, 2015, Joshua Easterly, Co-Chief Executive Officer and Chairman of the Board of Directors of TSLX, called Steven Novak, Chairman of the Special Committee, to convey TSLX’s interest in acquiring TICC. TSLX is interested in pursuing an acquisition of TICC principally because we believe that the poor stewardship of TICC’s assets has caused TICC’s stockholders to suffer a loss in the market value of their shares that would not have occured under TSLX’s management. In particular, we think there is an opportunity to realize improved returns by rotating TICC’s assets into less liquid but higher earning credit investments. However, prior to September 2015, TSLX had not proactively initiated contact with TICC with respect to any potential transaction between the parties. Following the call on September 10, 2015, Mr. Easterly delivered to Mr. Novak, on behalf of the Special Committee, a letter setting forth a proposal for TSLX to acquire TICC in an all-stock transaction that would result in TICC stockholders receiving a number of shares of TSLX common stock that results in TICC stockholders receiving $7.50 in value per share as of the signing date of a definitive agreement (the “TSLX Proposal”). The text of the letter from Mr. Easterly and his Co-Chief Executive Officer, Michael Fishman, is as follows:

August 10, 2015

The Special Committee of the Board of Directors

TICC Capital Corp.

8 Sound Shore Drive, Suite 255

Greenwich, CT 06830

Attention: Mr. Steven P. Novak, Chairman

Dear Steve:

Thank you for the opportunity to speak with you earlier today. As we discussed, we at TPG Specialty Lending, Inc. (“TSLX”) have watched the recent events regarding the future of TICC Capital Corp. (“TICC”) with significant interest. After a great deal of consideration and analysis, we feel strongly that a combination of our two businesses would be in our mutual interests as it will deliver an immediate and substantial premium to your stockholders while offering a clear path to long-term value creation for stockholders of both organizations.

We are therefore pleased to propose a transaction in which TICC would merge with a wholly owned subsidiary of TSLX, and each outstanding share of TICC common stock would be converted into the right to receive a number of shares of TSLX common stock that results in TICC stockholders receiving $7.50 in value per share as of the signing date of a definitive agreement, representing a 20% premium to the undisturbed trading price of TICC’s common stock as of August 3, 2015 [i.e., the day immediately preceding the public announcement of the BSP Transaction. For reference, the TSLX Proposal represents a 12.8% discount to TICC’s net asset value as of June 30, 2015, a narrower discount than the price at which the shares have traded since June 30th.] Alternatively, we would also be open to discussing with you a transaction in which TICC stockholders receive a combination of cash and shares of TSLX common stock for their TICC stock.

We are aware of TICC’s recent decision to enter into a new investment advisory agreement with TICC Management, LLC in connection with the acquisition of TICC Management, LLC by an affiliate of Benefit Street Partners L.L.C. (“Benefit Street Partners”). We feel strongly, and believe your stockholders will as well, that our alternative offer is far superior to a proposal to replace the existing investment advisory agreement given the immediate and highly compelling value it provides to TICC stockholders.

TSLX is a specialty finance company focused on providing flexible, fully committed financing solutions to middle market companies principally located in the United States. We partner with companies across a variety of industries and excel at providing creative solutions to companies with complex business models that may have limited access to capital. Similar to TICC, we are a business development company and are externally managed by TSL Advisers, LLC, an SEC-registered investment adviser.

As detailed in the attached appendix, our business is strongly differentiated by our ability to leverage the deep investment, sector, and operating resources of TPG Special Situations Partners (“TSSP”), the dedicated special situations and credit platform of TPG, with over $12 billion of assets under management, and the broader TPG platform, a global private investment firm with over $74 billion of assets under management.

We have the expertise and experience to be an excellent steward of TICC’s portfolio. Though we intend to rotate TICC’s assets into higher value added investments focused on illiquid private credit, we have a deep understanding of liquid credit investments and CLO equity investments. TSSP manages investment vehicles that hold over $2.0 billion of similar assets and manages four active CLOs.

Further, among business development companies, TSLX has one of the largest proportions of institutional stockholders. We strive for transparency with investors and have a proven track record of returns to our stockholders. Last year, we generated total returns of 14.7% compared to the sector average of -7.5%.1 We have over-earned our dividend on a net investment income per share basis [including realized gains in 2012] every year since our inception [by which we mean commencement of TSLX’s investing activities in July 2011; prior to March 2014, TSLX was a privately-held business development company that did not have publicly traded or listed shares], while growing net asset value per share from $14.06 [as of June 30, 2011 (the quarter-end immediately prior to the beginning of our investing activities)] to $15.84 as of June 30, 2015. As of June 30, 2015, our portfolio had a fair value of approximately $1,398 million invested across 40 portfolio companies.

A combination with TSLX offers clear advantages to the existing proposals to replace TICC’s current investment advisory agreement:

•	First, TICC stockholders would be able to exchange their shares at a 20% premium to the undisturbed trading price of TICC’s common stock as of August 3, 2015 [i.e., the day immediately preceding the public announcement of the BSP Transaction. For reference, the TSLX Proposal represents a 12.8% discount to TICC’s net asset value as of June 30, 2015, a narrower discount than the price at which the shares have traded since June 30th].

•	Second, after giving effect to our proposed transaction, TICC stockholders would enjoy the benefits under TSLX’s investment advisory agreement of a highly competitive management fee of 1.5% and an adviser incentive fee of 17.5% over a 6% hurdle rate.

•	Third, TSLX has a proven track record [since commencement of TSLX’s investing activities in July 2011] of delivering superior returns to stockholders and of stable dividends. Not only has TSLX over-earned its dividend on net investment income [including realized gains in 2012] every year since inception [by which we mean commencement of TSLX’s investing activities in July 2011], but its dividend has been stable since TSLX went public in March 2014. Our stock-for-stock proposal provides TICC stockholders with the option to participate in this demonstrated long-term growth and to invest in less accessible illiquid assets that have superior risk return, while benefiting from a market-leading cost structure that drives return on equity for stockholders.

•	Fourth, as a result of our proposed transaction, TICC stockholders would benefit from [potential] increased liquidity, by owning shares in a combined company having a pro forma market capitalization potentially in excess of $1.3 billion, as compared to TICC’s current market capitalization of approximately $415 million.

In sum, any proposal focused solely on replacing TICC’s current investment advisory agreement cannot deliver the significant and tangible benefits of the substantial and immediate up-front premium we are offering, nor the [potential] increased liquidity and opportunity for long-term growth provided by our proposal.

TSLX has a keen interest in value being delivered to TICC stockholders, as we currently own approximately 3% of TICC’s outstanding common stock. These shares are eligible to vote at the special meeting of stockholders to be held on October 27, 2015 to approve the new investment advisory agreement.

[1]	Sector average calculated as the average 2014 total share price return of ARCC, ACAS, PSEC, AINV, MAIN, FSC, SLRC, GBDC, HTGC, PNNT, MCC, TCAP, NMFC, BKCC, and TCRD.

More generally, we are committed to fostering a culture of robust corporate governance. We seek transparency and to put stockholders first, as evidenced by, among other things, our selective capital raising efforts and continuous stock repurchase programs.

While we believe that our proposal is a full and fair one, we note that it is based solely on publicly available information and our knowledge of the industry. We would welcome the opportunity to gain a deeper understanding of TICC and the resulting benefits of a combination with TSLX by conducting confirmatory due diligence of a customary nature. In connection with our proposal, we have retained Goldman, Sachs & Co. as our financial advisor and Cleary Gottlieb Steen & Hamilton LLP as our legal advisor. We and our advisors are prepared to get started immediately on confirmatory due diligence and the negotiation of appropriate definitive agreements, and believe that, with your cooperation and assistance, we can complete the process very promptly.

Given the premium our proposal offers for TICC’s shares, we trust that the Special Committee will give it careful consideration. We look forward to hearing from you promptly, and stand ready and willing to promptly engage in discussions and address any questions or concerns you may have. We also reserve the right to publicly disclose this letter and to take other steps in furtherance of our proposal.

As we are sure you can appreciate, our proposal is also subject, among other things, to the negotiation and execution of mutually acceptable definitive agreements. Accordingly, this letter does not constitute or create any commitment, undertaking or other binding obligation or limitation on the part of any person in any respect. Only those obligations set forth in definitive agreements will be binding upon the parties. [While the TSLX Proposal is non-binding and is subject to change or withdrawal, TSLX currently intends to pursue its proposal if and when TICC’s Board is willing to engage in negotiations with respect to it.]

We hope you will be as excited as we are about this transaction, and we look forward to discussing it with you.

Very truly yours,

/s/ Joshua Easterly	/s/ Michael Fishman
Joshua Easterly	Michael Fishman
Chairman, Board of Directors	Co-Chief Executive Officer
Co-Chief Executive Officer

Appendix A

TPG Special Situations Partners (“TSSP”) is a multi-asset class credit and special situations investment platform, managing over $12 billion in assets as of June 30, 2015 across middle market direct loan origination, syndicated leveraged loan, special situations and distressed investment strategies. As of July 31, 2015, TSSP had 133 professionals operating from offices in San Francisco, New York, London, Dallas, and Fort Worth. TSSP was formed in 2009 as the dedicated credit and special situations platform of TPG Capital (“TPG”) and currently encompasses:

•	TPG Specialty Lending (“TSLX”), a NYSE-listed business development company focused primarily on directly originating loans to U.S.-domiciled middle market companies;

•	TPG Institutional Credit Partners (“TICP”), which is a public-side credit investment platform focused on investment opportunities in broadly syndicated leveraged loan markets;

•	TPG Specialty Lending Europe, which is aimed at European middle-market loan originations;

•	TPG Opportunities Partners and TPG Adjacent Opportunities Partners, which invest in special situations and distressed investments across the credit cycle; and

•	Austin Credit Macro, which is focused on macro credit opportunities.

From inception in July 2011 through June 30, 2015, TSLX has originated more than $3.7 billion aggregate principal amounts of investments and currently manages a portfolio of approximately $1.4 billion at fair value as of June 30, 2015. From inception through June 30, 2015, TSLX has generated 16.4% gross unlevered returns on more than $900 million of realized investments. TICP, which began operations in October 2013, currently manages four CLOs with total CLO assets under management of over $2.0 billion as of June 30, 2015.

TPG is one of the largest alternative asset investment firms globally. Since its founding in 1992, TPG has focused on investing in alternative assets, including private equity, growth equity, venture capital, public equity and real estate and currently manages over $74 billion in assets. Collectively, TSSP and TPG have more than 814 employees operating from 17 offices across North America, South America, Europe, and Asia.

On September 12, 2015, Mr. Easterly contacted Mr. Novak via e-mail to request an estimate of when the Special Committee expected to respond to the TSLX Proposal. Mr. Easterly also indicated that the TSLX team was anxious to start a dialogue with the Special Committee that TSLX believed would be very productive for TICC stockholders. Later that day, Mr. Novak responded by indicating that the Special Committee and TICC Board was meeting the next day and that he would be in touch once they concluded how to proceed.

On September 13, 2015, Mr. Novak called Mr. Easterly to acknowledge receipt of Mr. Easterly’s letter and to request certain background information regarding TSLX and its businesses. Later on the same day, Mr. Easterly sent to Mr. Novak the requested background information, noting it was based on information that was publicly available about TSLX. In this e-mail, Mr. Easterly indicated that TSLX would be willing to consider an exchange of non-public information in the context of good faith negotiations of the TSLX Proposal, subject to execution of a non-disclosure agreement.

On September 14, 2015, Mr. Novak sent an e-mail to Mr. Easterly requesting further background information regarding TSLX, to which Mr. Easterly responded later the same day by e-mail, the text of which is as follows:

Dear Steve:

Thanks again for taking the time over the weekend to engage with us on our proposal. We along with our advisers, Goldman Sachs and Cleary Gottlieb, stand ready to engage and provide additional information to the Special Committee in its evaluation of our proposal. To that end, attached is the additional background information that you requested. We hope it is helpful in providing the Committee with a fuller understanding of our company.

As these materials reflect, TSLX is a best-in-class business development company with a proven track record of value creation for its stockholders [since commencement of TSLX’s investing activities in July 2011]. Our shares trade at a premium to their peer group, reflecting our market leading performance, balance sheet which includes an investment grade credit rating, strong financial policies and a culture of alignment with our shareholders (e.g., avoid raising capital unless we can clearly articulate a sufficient return for shareholders). An investment in our shares generated a total return of 14.7% compared to the sector average of -7.5% in 2014, with our net asset value per share increasing from $14.06 [as of June 30, 2011 (the quarter-end immediately prior to the beginning of our investing activities)] to $15.84 as of June 30, 2015.

Further, while we operate within the larger TPG Special Situations Partners (“TSSP”) and TPG platforms, we take great pride in the fact that TSLX has achieved its outstanding performance through largely its own proprietary and directly originated deal flow and dedicated team of investment professionals. Since its founding, TSLX has generated over $3.7 billion of gross originations and approximately $2.7 billion of commitments, with over 90% of TSLX’s investments originating from non-intermediated channels. What is clear from this strategy, is that we have been able to provide significantly higher ROEs and shareholder returns than the peer set while taking less risk. This is accomplished by earnings additional economics that are the fruits of our labor, dedicated team and large scale platform of TSSP/TPG. For example, a $1 invested in the peer group at the beginning of 2012 would have produced approximately $1.06, while investing in TSLX would have produced $1.40.

While we stand ready to respond to any requests for further information, we believe the materials we have furnished should provide you with a clear and comprehensive understanding of TSLX. We remain open to the possibility of exchanging non-public information with you as part of a good faith dialogue towards a transaction, subject to entering into a mutually acceptable non-disclosure agreement.

As you can imagine, we are eager to ascertain quickly the Special Committee’s views on our proposal, and whether it is willing to engage in good faith discussions with us. Accordingly, I will call you tomorrow to obtain your feedback. As mentioned previously, we continue to reserve the right to publicly disclose the contents of this and our previous letter and to take other steps in furtherance of our proposal.

We hope you are as excited as we are about this transaction, and we look forward to continuing to discuss it with you. Steve, I sincerely appreciate the time and effort you and the special committee have put into this process.

Very truly yours,

Joshua

On September 15, 2015, Mr. Novak called Mr. Easterly to convey that TICC was not interested in pursuing the TSLX Proposal and that the Special Committee would continue to support the BSP Transaction.

Also on September 15, 2015, NexPoint announced in a press release its intention to nominate a competing slate of six directors for election at the Special Meeting and to solicit proxies to vote against the proposals at the Special Meeting.

On the morning of September 16, 2015, TSLX issued the following press release:

TPG SPECIALTY LENDING PROPOSES TO ACQUIRE

TICC CAPITAL CORP. FOR $7.50 PER SHARE

Proposal Would Deliver Immediate 20% Premium to TICC Capital Stockholders while Providing the Opportunity to Benefit from Long-Term Value Creation Within the Industry’s Leading Platform

Combination Would Be Immediately Accretive to Net Asset Value per Share

Opportunity to Drive Higher Return on Equity and Corresponding Dividends Through Rotation into Assets

With More Attractive Risk-Adjusted Returns or Return Capital to Stockholders and Protect Accretion

Created in the Transaction

TSLX is Fully Committed to Realizing the Value of This Transaction for All Stockholders and Urges

TICC’s Special Committee to Enter into Constructive Discussions

TSLX Intends to Solicit Stockholder Proxies Against Proposed Advisory Agreement

NEW YORK, September 16, 2015 – TPG Specialty Lending, Inc. (“TSLX”; NYSE: TSLX), a specialty finance company focused on lending to middle-market companies, today announced that it has made a proposal to acquire TICC Capital Corp. (“TICC”; Nasdaq: TICC) in a stock-for-stock transaction. TSLX believes that the proposed transaction would deliver an immediate and substantial premium to TICC stockholders and significant long-term value to stockholders of both companies.

Under the terms of the non-binding proposal delivered to the Special Committee of TICC’s Board of Directors on September 10, 2015, TICC stockholders would receive a number of shares of TSLX common stock that results in TICC stockholders receiving $7.50 in value per share as of the signing date of a definitive agreement, representing approximately a 20% premium to TICC’s closing stock price on September 15, 2015. [For reference, the TSLX Proposal represents a 12.8% discount to TICC’s NAV as of June 30, 2015, a narrower discount than the price at which the shares have traded since June 30th.] After giving effect to the proposed transaction, TICC stockholders would have the opportunity to participate in the future value creation of an industry-leading platform.

In addition to the substantial up-front premium to TICC stockholders, key aspects of the proposal include:

•	ACCRETIVE TO NET ASSET VALUE – [The TSLX Proposal would be immediately accretive to net asset value per share for TSLX stockholders and, for this reason, could drive a higher market price for TSLX common stock. This in turn would result in greater value for TICC stockholders of the TSLX common stock that they would receive under the TSLX Proposal.]

•	PROVEN TRACK RECORD – TSLX has a proven track record of delivering superior returns and stable dividends to stockholders [since commencement of TSLX’s investing activities in July 2011]. In 2014, TSLX generated total returns of 14.7% compared to the sector average of -7.5%. TSLX has grown net asset value per share from $14.06 [as of June 30, 2011 (the quarter-end immediately prior to the beginning of our investing activities)] to $15.84 as of June 30, 2015.

•	INCREASED LIQUIDITY – TICC stockholders would benefit from [potential] increased liquidity, by owning shares in a combined company having a pro forma market capitalization potentially in excess of $1.3 billion, as compared to TICC’s current market capitalization of approximately $380 million.

•	CONSISTENT AND STABLE DIVIDEND – TSLX believes business development companies should maintain consistent dividends that are well covered by net investment income. TSLX has earned per share net investment income [including realized gains in 2012] in excess of its dividend every year since its inception [by which we mean commencement of TSLX’s investing activities in 2011]. It is expected that TSLX will continue its current dividend policy and, to the extent it is successful in rotating the TICC portfolio into higher yielding investments as described below, this policy would result in stockholders enjoying increased dividends.

•	PROVEN ABILITY TO GENERATE RETURN ON EQUITY FOR STOCKHOLDERS – TICC stockholders would benefit from TSLX’s ability to generate industry leading return on equity for stockholders. In 2014, TSLX generated approximately a 13% return on equity based on net investment income compared to an industry return of approximately 9% given its ability to originate high risk adjusted return credit opportunities and its competitive cost structure.

TSLX leverages the deep investment, sector, and operating resources of TPG Special Situations Partners (“TSSP”), which with over $12 billion of assets under management, is the dedicated special situations and credit platform of TPG, a global private investment firm with over $74 billion of assets under management. TSSP employs 133 professionals across four offices representing the full complement of sourcing, underwriting and asset management across credit disciplines.

TSLX expects to leverage its expertise to rotate the TICC portfolio into higher value added investments focused on illiquid private credit that have a superior risk-return profile and a market-leading cost structure to drive higher return on equity over time. Where there is no opportunity to rotate assets, TSLX is committed to returning excess capital to [its stockholders – which would include legacy TICC stockholders to the extent they were to retain their TSLX shares following consummation of the TSLX Proposal – ] to protect net asset value per share accretion that was created in the transaction.

TSLX made its proposal privately to the Special Committee of TICC’s Board of Directors on September 10, 2015 with the intention of entering into constructive discussions. On September 15, 2015 TSLX was advised that TICC’s Special Committee had rejected the offer without engaging TSLX or its advisors in substantive dialogue [i.e., negotiations] regarding the proposal. TSLX remains fully committed to pursuing this transaction for the benefit of all stockholders and urges the Special Committee to enter into constructive discussions with TSLX pursuant to its fiduciary duties.

TSLX also intends to solicit proxies of TICC stockholders against the proposals to be considered by TICC stockholders at its special meeting on October 27, 2015. TSLX expects to file with the Securities and Exchange Commission (“SEC”) a proxy statement with respect to such solicitation in the near future. TSLX owns approximately 3% of the outstanding shares of TICC and plans to vote its shares against the proposals recommended by the TICC board.

Joshua Easterly, Chairman of the Board of Directors and Co-Chief Executive Officer of TSLX commented: “As TICC considers its future, we felt the timing was right to present our own proposal for a mutually beneficial transaction that would generate significant returns for stockholders of both organizations, as opposed to rewarding [TICC’s] external managers [i.e., through the purchase of the Existing Adviser as distinguished from normal advisory fees that would be payable to any external manager, such as TICC’s adviser or TSLX’s adviser, in the form of base management fees and incentive fees]. We believe that a core component of the value embedded in our offer is our industry-leading governance philosophy. We are among a select group of participants in the BDC sector that puts stockholders first and, as a result, we deliver best-in-class returns. In fact, TSLX delivered total returns of 14.7% while the sector average was -7.5% in 2014.

“We are disappointed that TICC’s Special Committee rejected our proposal so quickly and has refused to engage substantively with us. However, we remain fully committed to making this combination a reality and will continue to pursue unlocking the value inherent in the proposal for both companies’ stockholders.

“We agree with NexPoint that stockholders should reject the Benefit Street Partners proposal. However, the NexPoint proposal is equally flawed as both transactions provide returns only for external managers and offer no immediate value to stockholders [i.e., no delivery of upfront consideration other than the prospect of lower fees going forward and the possibility of potential share buy-backs]. This focus on fees for an external manager is in sharp contrast to the upfront 20% premium [For reference, the TSLX Proposal represents a 12.8% discount to TICC’s NAV as of June 30, 2015, a narrower discount than the price at which the shares have traded since June 30th.] and long-term value creation potential that our proposal delivers to the long-suffering TICC stockholders.”

Goldman, Sachs & Co. is acting as financial advisor and Cleary Gottlieb Steen & Hamilton LLP is acting as legal advisor to TSLX.

On September 16, 2015, TICC sent a letter to its stockholders encouraging them to return management’s proxy.

On September 17, 2015, NexPoint issued a press release attacking the TSLX Proposal.

On the morning of September 21, 2015, TSLX issued the following press release:

TPG Specialty Lending, Inc. Sends Letter to TICC Capital Corp. Stockholders

Outlining Merits of Proposal

Highlights Superior Value of TSLX’s Proposal that Provides Immediate, Substantial and Sustainable Value to TICC Stockholders

Underscores the Chance for Stockholders to Send a Clear Message that it is Time for an End to TICC’s Failed Leadership

Urges TICC Stockholders to Vote Against All Proposals at Upcoming Special Meeting of Stockholders on October 27, 2015

NEW YORK– (BUSINESS WIRE) – Sep. 21, 2015 – TPG Specialty Lending, Inc. (“TSLX”; NYSE: TSLX), a specialty finance company focused on lending to middle-market companies, filed its preliminary proxy with the U.S. Securities and Exchange Commission (“SEC”) on September 18, 2015 and today sent a letter to all stockholders of TICC Capital Corp. (“TICC”; Nasdaq: TICC).

The letter urges TICC stockholders to vote against the management proposals regarding TICC’s proposed transaction to change its external manager at the upcoming special meeting of stockholders on October 27, 2015. In the letter, TSLX demonstrated that stockholders have a clear choice: send a message to the TICC board that stockholders want the immediate, substantial and sustainable value offered by the TSLX proposal and do not want to reward [TICC’s] external manager [i.e., through the purchase of the Existing Adviser as distinguished from normal advisory fees that would be payable to any external manager, such as TICC’s adviser or TSLX’s adviser, in the form of base management fees and incentive fees].

A copy of the letter follows:

Dear Fellow TICC Stockholders:

I write to you today on behalf of TPG Specialty Lending, Inc. (“TSLX”), a publicly traded specialty finance company focused on lending to middle-market companies. We are reaching out to you, our fellow stockholders, because you will soon be asked to make an important decision that will have tremendous impact on the value of your investment in TICC Capital Corp (“TICC”). Specifically, this is a powerful opportunity to tell the board of directors that you, the stockholders, are fed up with their poor management and value destructive actions and that change is necessary.

Recently, our organization presented TICC’s special committee with a proposal to acquire TICC in a transaction that would have delivered to you, TICC’s owners, shares of TSLX stock with a market value of $7.50 for each share of TICC stock you own. Our proposal represented a 20% premium to TICC’s undisturbed stock price [as of September 15, 2015, the day immediately preceding the public announcement of the TSLX Proposal – for reference, the TSLX Proposal represents a 12.8% discount to TICC’s net asset value as of June 30, 2015, a narrower discount than the price at which the shares have traded since June 30th – ] and offered TICC stockholders the opportunity to participate in the future value creation of our industry-leading platform. This proposal that delivers immediate and long-term value to you, the stockholders, was rejected by the TICC special committee without engaging in any substantive dialogue [i.e., negotiations] with us.

Instead of presenting you with a transaction that will generate substantial and immediate value for stockholders, TICC’s board has asked you to approve a proposal to change its external manager that rewards its external manager while providing NO immediate or certain value to stockholders [i.e., the delivery of upfront consideration other than the prospect of lower fees going forward and the possibility of potential share buy-backs]. According to industry analysts, the proposal by TICC’s board to change TICC’s external manager from TICC Management, LLC to Benefit Street Partners, LLC is estimated to generate $60 million in payments to TICC Management, LLC.

We note that if the external manager was no longer interested in managing the assets, as the Benefit Street Partner transaction indicates, the most stockholder friendly move would be to have sold the portfolio and delivered the proceeds to stockholders. [We have not advocated for a liquidation as we believe we can turn these assets around and do so with greater returns to stockholders than Benefit Street Partners can deliver.] That did not happen. In our view, the value destroyed as part of the proposed Benefit Street transaction is only further proof that the Board has once again put stockholders as a lesser priority.

As a company that puts stockholder value first and as a fellow stockholder in TICC, we strongly believe that the proposal to change external managers to Benefit Street Partners is vastly inferior to our proposal to combine TSLX and TICC. To defend the value of your and our investments, we intend to solicit proxies of TICC shareholders in opposition to the proposals to be considered at the upcoming special meeting of stockholders on October 27, 2015. On September 18, 2015, we filed a preliminary proxy statement and accompanying GOLD proxy card with the SEC, and we plan to distribute each to stockholders once they have been cleared by the SEC. In the meantime, do not sign or return a WHITE proxy card that you receive from TICC or if you do, vote AGAINST the management proposals.

Not only will a vote against the Benefit Street Partners transaction stop this inferior proposal from moving forward, but it will also send a clear message to the TICC special committee to put stockholders first and engage with TSLX on our highly compelling proposal. [Note, however, that voting against one or all of the TICC proposals is not equivalent to voting in favor of the TSLX Proposal, which would need to be voted on at a separate meeting. The defeat of the TICC proposals alone will not require TICC to pursue a transaction with TSLX, but will prevent the consummation of a transaction that would compensate TICC’s external managers who have overseen a history of meaningful underperformance.]

As a stock-for-stock transaction, TICC stockholders would gain the opportunity to participate in the future value creation of our industry-leading platform led by a seasoned management team with a track record of market-beating stockholder returns [since commencement of TSLX’s investing activities in July 2011 relative to both the S&P 500 and a BDC composite index comprised of ACAS, AINV, ARCC, FSC, GBDC, HTGC, MAIN, MCC, NMFC, PNNT, PSEC, SLRC, TCAP, TCRD and BKCC]. We believe this is a highly compelling opportunity for TICC stockholders as you have seen a total stockholder return of -16% in 2014 while TSLX stockholders have enjoyed a total stockholder return of 14.7%, which represents 30% outperformance versus TICC.

After making our proposal public, we were excited to see and hear that fellow investors, the market and third-parties echoed our excitement in this transaction and immediately recognized the value of our proposal. We urge stockholders to consider the below comments from leading equity analysts and fellow TICC stockholders regarding our proposal:

•	“TSLX trumped BSP’s offer, in our view, by presenting TICC’s board with a proposal that would provide a 20% premium to shareholders.” - Cantor Fitzgerald, September 16, 2015

•	“I find TPG’s offer the most compelling, given that it provides an opportunity for TICC Capital investors to exit with an immediate return.” - Mercer Capital Advisers Inc., September 16, 2015

•	“We believe that TSLX management has performed well for shareholders and their offer represents an attractive premium to TICC shareholders in the immediate future.” - PM at large investment manager in NYC cited in Wells Fargo report, September 17, 2015

•	“TSLX has done the industry a favor by forcing this choice and presenting a visible example of how shareholders can seek to unlock value.” – Analyst/PM at a large NYC based investment manager, cited in Wells Fargo report, September 17, 2015

•	“The TSLX offer presents shareholders a strong premium stock price.” – Wells Fargo analyst, September 17, 2015

•	“Per TSLX’s commentary their offer was designed to ‘enter into constructive discussions’ with the Board…If ultimately the Board pushes the BSP offer through, this is another black eye for the BDC industry regarding shareholder returns vs. management compensation.” - Keefe, Bruyette & Woods, September 16, 2015

Because we are offering TSLX stock as part of our proposal, we recognize it is vital for you to understand the strength and growth prospects of our business. TSLX leverages the deep investment, sector, and operating resources of TPG Special Situations Partners (“TSSP”), which with over $12 billion of assets under management, is the dedicated special situations and credit platform of TPG, a global private investment firm with over $74 billion of assets under management. TSSP employs 133 professionals across four offices representing the full complement of sourcing, underwriting and asset management across credit disciplines.

Not only has our business delivered outstanding returns for stockholders, we feel we have achieved our success by abiding by our core belief of putting stockholder value first. This is reflected in our highly transparent governance, commitment to a stable, predictable dividend policy, and our pioneering of [share] buybacks in the Business Development Company sector. Jeff Davis, Managing Director at Mercer Capital Advisers, called TSLX “one of the best-managed companies in the industry.”

A critical part of our focus on value is our approach to dividends. This is a core aspect of the investment opportunity for our sector but also an issue that is too often misunderstood or mismanaged. Our belief is that business development companies should maintain consistent dividends that are well covered by net investment income. Put simply, companies should only pay dividends that they can afford.

TSLX has earned net investment income [including realized gains in 2012] in excess of its dividend every year since its inception [by which we mean commencement of TSLX’s investing activities in July 2011; prior to March 2014, TSLX was a privately-held business development company that did not have publicly traded or listed shares]. TICC’s net investment income, on the other hand, has consistently fallen short of the dividend that has been paid to its stockholders. This has caused TICC to incur excessive debt loads to fund the dividend, resulting in consistent reductions in TICC’s net asset value. In fact, at least two third-party analysts have indicated that they expect that TICC will have to cut its dividend to survive because maintaining a dividend that exceeds net investment income is simply unsustainable.

We think that a status quo TICC means an unsustainable dividend. With TSLX, we believe that TICC stockholders would gain confidence and visibility to a strong, durable and growing dividend. We expect to continue our dividend policy following any transaction and, to the extent we are successful in rotating the TICC portfolio into higher yielding investments, this policy would actually result in stockholders enjoying increased dividends. [Although TICC stockholders would receive dividends on a combined basis under the TSLX Proposal lower than they have on a historical basis, we believe the historical dividends paid by TICC are highly unsustainable. TICC has a history of paying dividends in excess of its net investment income (i.e. it has “under-earned” its dividend). Most recently, it paid a dividend in the second quarter of 2015 that exceeded its net investment income by 38%. This under-earning its dividend results in a declining net asset value in each period when it occurs.]

As a fellow stockholder, you should know well that the unsustainable status quo is a situation produced entirely by the mismanagement of the current TICC Board of Directors. As we have shown and you have felt, the results of this failed leadership have been incredibly destructive to your investment and even the future viability of TICC as an investment vehicle. As experts in this area, we cannot understand why value-creating strategies such as [significant share] buybacks or a shift in investment strategy have not been used. After years of destroying value, we were alarmed to see this board present a transaction that provides value to an external manager that has close ties to existing board members. Moves like this continue to put stockholders after the needs of a select few. We urge you to vote AGAINST the Benefit Street transaction and send a clear message that you are done with the board’s failed strategy and leadership. The time for change is now.

In the coming weeks, you will hear many conflicting viewpoints from TICC, Benefit Street and NexPoint Advisors, LP, another external manager that has also proposed to take over management of TICC’s assets. As a stockholder of TICC, we urge you to focus on what matters most to you: immediate, substantial and sustainable value. At this point, the only proposal that delivers immediate, substantial and sustainable value to stockholders is the TSLX proposal [i.e., the delivery of upfront consideration other than the prospect of lower fees going forward and the possibility of potential share buy-backs]. Any debate over external managers is only a distraction from the simple, compelling facts of our proposal. As stockholders, you should push these other entities to clarify how you would directly and immediately benefit from transactions that pay external managers and board members instead of stockholders [i.e., through a purchase price to buy the Existing Adviser as distinguished from normal advisory fees that would be payable to any external manager, such as TICC’s adviser or TSLX’s adviser, in the form of base management fees or incentive fees].

In the coming days, TSLX plans to distribute a definitive proxy statement and accompanying GOLD proxy card to shareholders once they have been cleared by the SEC. Do not sign or return any WHITE proxy cards you receive from TICC or, if you do, vote AGAINST the management proposals.

We remain steadfast in our pursuit of this highly compelling proposal for TICC and feel passionately that our proposal is in the best interest of stockholders. YOUR VOTE CAN HELP UNLOCK THIS VALUE FOR STOCKHOLDERS. By voting AGAINST the proposals related to the Benefit Street Partners transaction you will send a clear message to the TICC special committee that stockholders are fed up with its value destructive leadership and demand that the special committee engage on our highly compelling proposal. [While the TSLX Proposal is non-binding and is subject to change or withdrawal, TSLX currently intends to pursue its proposal if and when TICC’s Board is willing to engage in negotiations with respect to it.]

Sincerely,

Joshua Easterly

Chairman, Board of Directors

Co-Chief Executive Officer

Michael Fishman

Co-Chief Executive Officer

On September 21, 2015, TICC issued a press release reiterating the Special Committee’s rejection of the TSLX Proposal. On the same day, Raging Capital Management, LLC issued a press release calling on TICC to immediately postpone the upcoming Special Meeting of Stockholders of TICC scheduled to be held on October 27, 2015 and to engage a recognized investment bank in order to run a full, fair and complete strategic review process to maximize value for all TICC stockholders. In its release, Raging Capital stated: “Now, we want to ensure that the TICC Board is acting in accordance with its fiduciary obligations and in the best interests of all TICC stockholders…We find ourselves at a critical juncture in TICC’s history where the Board’s decisions and actions over the next few weeks will have significant ramifications to stockholders.”

On September 24, 2015, TICC sent another letter to its stockholders citing the advantages of the BSP Transaction.

On September 25, 2015, Muzinich & Co., Inc., a top 5 stockholder of TICC, issued the following press release:

Muzinich & Co., Inc. Requests that TICC Board Postpone Special Meeting of

Stockholders and Engage Independent Advisors to Run Comprehensive Evaluation

NEW YORK, Sept. 25, 2015 /PRNewswire/ — Muzinich & Co., Inc., a top 5 stockholder of TICC Capital Corp. (NASDAQ: TICC), announced today that it has delivered a letter to the Board of TICC, requesting that the board immediately postpone the Special Meeting of Stockholders currently scheduled for October 27, 2015 and that a reputable investment bank be engaged to undertake a comprehensive review of existing competing offers, solicit additional offers, and recommend action that is in the best interests of stockholders.

The full text of the letter follows:

Board of Directors

TICC Capital Corp.

Dear Sirs,

We write with reference to recent events concerning TICC Capital Corp. (“TICC”). We wish to notify you that Muzinich & Co., Inc. (“we” or “Muzinich”), an institutional investment manager acting on behalf of its clients, holds a material position in TICC. As of June 30, 2015, we were among the top 5 stockholders of TICC and have been a stockholder for over one year.

Muzinich strongly believes that TICC’s Board of Directors must establish a comprehensive process to identify and independently evaluate existing competing offers, solicit additional offers, and recommend action that is in the best interests of stockholders. In discussions with your management, we mentioned that perhaps the Board of Directors should postpone the Special Meeting of Stockholders of TICC scheduled for October 27, 2015 and hire an investment banking firm to review existing offers as well as solicit additional offers. This course of action, we believe, would assure that the best interests of stockholders are being served.

We were surprised when the Special Committee released a statement on September 21, 2015 reaffirming its initial position and, we believe, premature decision to pursue the Benefit Street Partners’ (“Benefit Street”) offer over competing offers. We believe, based on public disclosure, this decision was made without the benefit of appropriate advice and necessary deliberation, especially as the Benefit Street offer does not expire.

We were further disappointed by the letter from the Special Committee to stockholders of September 24, 2015, again rejecting a competing offer without due consideration or process.

We would like to note that the Board of Directors has continued to extend the management contract of the current investment manager of TICC (TICC Management LLC), who has pursued an investment strategy which has not proven to be in the best interests of stockholders. As you know, TICC’s share price has declined over 50% since its IPO and has declined during the past twelve months by approximately 25%. This poor share price performance has directly resulted from the continued

pursuit of the current “non market” investment strategy and will likely make any portfolio rebalancing by a new investment manager more complex. Given this continued failure of process since the IPO, we would expect the Board of Directors to make every effort to ensure that any change of investment manager would be clearly in the best interests of stockholders and demonstrate good faith in this pursuit through a thorough, thoughtful, and comprehensive process.

Again, we are requesting that the Board of Directors of TICC immediately postpone the Special Meeting of Stockholders of TICC scheduled for October 27, 2015 and hire an investment banking firm to review, in good faith, all existing offers and, importantly, solicit additional offers to assure that the best interests of stockholders are being served.

Sincerely yours,

Muzinich & Co., Inc.

450 Park Avenue

New York, N. Y. 10022

On September 28, 2015, TSLX issued the following press release:

TPG Specialty Lending, Inc. Demonstrates Superior Value of Its Proposal

in Letter to TICC Capital Corp. Stockholders

Highlights the Substantial Flaws of TICC’s Proposed Transaction and

Failed History of Generating Stockholder Value

Urges TICC Stockholders to Vote Against All Proposals at Upcoming

Special Meeting of Stockholders on October 27, 2015

NEW YORK—(BUSINESS WIRE)— TPG Specialty Lending, Inc. (“TSLX”; NYSE: TSLX), a specialty finance company focused on lending to middle-market companies, today sent a letter to all stockholders of TICC Capital Corp. (“TICC”; Nasdaq: TICC) urging them to vote against the management at the upcoming special meeting of stockholders on October 27, 2015.

A copy of the letter follows:

Dear Fellow TICC Stockholders:

We are writing to you today on behalf of TPG Specialty Lending, Inc. (“TSLX”), a publicly traded specialty finance company focused on lending to middle-market companies and a fellow stockholder of TICC Capital Corp. (“TICC”). In only a matter of weeks, you will be asked to make a critical decision that will impact the future of your investment in TICC.

We know that TICC has been and will be reaching out to you directly to solicit support for what we believe is a transaction to replace the external manager with Benefit Street Partners L.L.C (“Benefit Street”) that does not deliver for stockholders and prioritizes delivering upfront monetary value to its external manager.

What TICC is unlikely to tell you is that at TSLX, we stand committed to delivering immediate and substantial value directly to you, the stockholder. TICC is only proposing the prospect of lower management fees. Stockholders should question the utility of this when Benefit Street brings no experience managing a publicly traded business development company and therefore has no proven ability in this sector to effectively generate stockholder value to you.

We have presented a proposal that would offer you shares of TSLX stock with a value of $7.50 for each of your existing shares of TICC (the “TSLX Proposal”). This represents a 20% premium to TICC’s undisturbed closing price on September 15, 2015— all “undisturbed” means is that we are comparing our offer to TICC’s stock price the day before TSLX publicly announced its proposal, before the market decided our proposal was worthwhile and caused TICC’s price to increase. The TSLX Proposal also provides you with the clear opportunity to participate in the further value creation of our industry-leading platform. Our proposal represents a 12.8% discount to TICC’s net asset value as of June 30, 2015, although this discount is less than the discount to net asset value at which the shares have traded since June 30th.

The TICC Board has thus far rejected our proposal without engaging with us in negotiations or even a discussion of the substance of our proposal, and remains steadfast in that rejection despite many third parties and even major TICC stockholders saying it warrants consideration.

Voting AGAINST management’s proposals will 1) halt an inferior transaction from moving forward, 2) send a clear message to TICC to engage with TSLX and 3) tell the TICC Board that you are fed up with its failed strategy and leadership.

Stockholders should focus on the questions that matter most for their investment. We urge you to ask TICC these key questions should you be contacted by TICC.

QUESTION 1: Are management or interested board members of TICC receiving compensation, remuneration, or other payments related to the proposed change of control of the TICC external manager?

Stockholders should know that by changing the external manager it is estimated the transaction will generate $60 million in payments to TICC’s current external manager,2 which includes members of TICC’s Board […]. TICC has thus far failed to disclose the amount of these payments but nevertheless asks for your vote in approving this transaction. There would be no immediate or certain benefits to TICC stockholders other than the prospect of lower fees going forward. In fact, we believe TICC’s refusal to utilize [significant share] buybacks to support net asset value is a sign of continued prioritization of its external manager (which would suffer under a buyback program—the external manager makes less if net asset value of TICC declines) over stockholder value (which would increase under such a program).

QUESTION 2: As compared to other business development companies and asset classes, what results has management’s leadership produced for TICC stockholders in the past three years? What about since TICC’s initial public offering?

As a TICC stockholder you likely know the underperformance of this platform very well. In fact, over the last three years, you would have generated higher returns investing in U.S. Treasuries – in an historic low interest rate environment – than you would have TICC’s stock.

				TICC Relative Underperformance
Total Return %	One	Three	Since	One	Three	Since
	Year	Year	IPO[3]	Year	Year	IPO
TICC	(21.8)%	(13.9)%	51.6%	—	—	—
BDC Composite[4]	(9.8)	7.4	206.0	(12.0)%	(21.3)%	(154.4)%
S&P 500	1.8	43.8	143.7	(23.6)	(57.7)	(92.1)
US Treasuries	3.2	3.9	60.4	(25.0)	(17.9)	(8.8)
Investment Grade Corporate Debt	1.1	7.3	84.3	(22.8)	(21.2)	(32.7)
High Yield Corporate Debt	(1.5)	10.7	105.7	(20.3)	(24.6)	(54.1)
TSLX[5]	12.0%	51.6%	N/A	(33.8)%	(65.5)%	N/A

[2]	Wells Fargo - September 18, 2015.
[3]	TICC and benchmark returns to 21-Nov-2003.
[4]	BDC Composite comprised of ACAS, AINV, ARCC, FSC, GBDC, HTGC, MAIN, MCC, NMFC, PNNT, PSEC, SLRC, TCAP, TCRD [and BKCC].
[5]	TSLX 3-year total return based off of 30-Jun-2012 NAV per share, 15-Sep-2015 closing stock price, and cumulative dividends declared during the period.

Note: Market data as of 15-Sep-2015; Source: Bloomberg, fixed income benchmark data from Markit iBoxx

[Benefit Street commenced operations as a sub-advisor to Griffin Street Partners on May 1, 2015. Griffin reports that their total return from May 1, 2015 to June 30, 2015 was 1.37% on approximately $2.5 million of assets under management, before taking into account selling commissions and dealer manager fees.]

QUESTION 3: Why should the TICC external manager that oversaw this massive underperformance now be paid a premium [by Benefit Street to purchase the adviser entity]? Can’t the board simply replace the manager following the end of its contract?

We believe that TICC’s management has massively underperformed against all significant measurements of stockholder value since its IPO. We do not agree that there is reason the existing manager should be paid for TICC to change managers when it has failed so miserably. By engaging in this transaction with Benefit Street, the TICC board of directors has already acknowledged the external manager can and should be changed. Furthermore, in this case, the nature of the current TICC assets, which are highly liquid, we believe this is an easily manageable change.

Our proposal offers no compensation to TICC’s external manager while delivering an immediate premium to stockholders. [Of course, TSLX’s adviser would benefit from incremental base management and incentive fees that would accrue as a result of increased assets under management following consummation of the TSLX Proposal to the extent TSLX does not return capital to stockholders through share buy-backs or otherwise, which it has already committed to do if it can’t rotate the portfolio.]

QUESTION 4: Is TICC’s dividend sustainable? Is TICC currently earning enough to deliver its dividend?

We believe the current dividend at TICC is highly unsustainable. At least five industry analysts have already indicated the TICC dividend will need to be cut because it is not possible to sustain a dividend that exceeds net investment income.6 Most recently, it paid a dividend in the second quarter of 2015 that exceeded its net investment income by 38%. By delivering you a dividend that exceeds net investment income, TICC has essentially been paying you a dividend out of the capital you invested – not out of the earnings from its investment strategy. This strategy has led to significant and consistent declines in net asset value from $10.02 in Q1 2013 to $8.60 as of Q2 2015, depleting your principal investment.

Because TSLX would acquire TICC versus simply replacing the external manager, stockholders would receive dividends in line with our current policy. We have committed to maintaining our current dividend policy. This policy is based on a clear ability to deliver sustainable and growing dividends over time. TSLX has earned net investment income (including realized gains in 2012) in excess of its dividend every year since commencement of our investing activities in July 2011 so the dividend we pay [has to date been] sustainable. To the extent we are successful in rotating the TICC portfolio into higher yielding investments, this dividend policy would result in increased dividend payments for stockholders over time.

QUESTION 5: As a stockholder, will I receive any immediate value as part of the Benefit Street transaction? The TSLX Proposal?

TICC/Benefit Street: There is no direct consideration being offered for your shares as part of this transaction other than the prospect of lower fees going forward. We believe the prospect of lower fees

[6]	TICC Reiterates Rejection Of TSLX’s offer, Wells Fargo, September 22, 2015 and TICC: Writes Letter To Shareholders Urging Them To Vote For BSP, Wells Fargo, September 24, 2015; Board Making a Poor Deal? Should Shareholders Reject the Current Proposal?, Keefe, Bruyette & Woods, September 16, 2015; Brouhaha with TICC Could Spread to Other Out-of-Favor BDCs, Cantor Fitzgerald, September 16, 2015; TICC Capital Corp.: Takeover Heats Up – Maintain Neutral, Ladenburg Thalmann, September 16, 2015; BDC Update: Observations from the TICC rejection of the TSLX proposal, Gilford Securities Inc., September 21, 2015.

is a highly misleading distraction for stockholders as it would still leave stockholders’ investment in the hands of an external manager [with very limited experience in the management of a BDC (which resulted in a 1.4% return from May 1, 2015 to June 30, 2015 on approximately $2.5 million in assets under management, before taking into account selling commissions and dealer manager fees). We are aware that Benefit Street has additional assets under management held in other private vehicles, but to our knowledge, there is no public information available to investors to assess these vehicles’ performance. Even if such information were available, BDCs are managed under fundamentally different constraints than private vehicles and, as a result, these vehicles are not a relevant benchmark for purposes of evaluating a BDC’s performance.]

TSLX: Under the TSLX offer you will receive a premium to the share price, which is what the market considers TICC to be worth. We are offering consideration of $7.50 per share, which is a 20% premium to the undisturbed trading price of TICC shares on September 15, 2015, the day before TSLX publicly announced its proposal. Our proposal represents a 12.8% discount to TICC’s net asset value as of June 30, 2015, although this discount is less than the discount to net asset value at which the shares have traded since June 30th.

There are and have been many ways for TICC to raise this value itself, including through share buy-backs, but it has NEVER chosen to take this action [in any meaningful fashion]. Stockholders know well the value destruction of TICC including consistent losses in net asset value and drastic falls in TICC’s share price.

QUESTION 6: How will the management fees and expenses to the external manager impact me as a shareholder?

Management fees and expenses are another area where a highly complex topic is often simplistically represented to give stockholders a false sense of comfort. To be clear, TSLX has a highly competitive management fee and expenses structure that supports our core focus on stockholder value. One of the industry’s most respected research analysts at Wells Fargo did detailed research into management fees and expenses as a representation of costs to stockholders. In this independent report, TSLX’s management fees as a percentage of the company’s total economics (defined as earnings before operating fees and expenses) were found to be BELOW TICC’s management fees against the same metric.7 Specifically, 34% of the total economics of your investment will go to the external manager in TSLX versus 40% under TICC. Under TSLX, your investment would be less impacted by management fees and expenses than it is currently with TICC. [Please see Annex I for a reconciliation of these figures to the most comparable financial measures calculated and presented in accordance with GAAP.]

QUESTION 7: Have other stockholders voiced their opinion on the recent events at TICC?

Stockholders should know that two of TICC’s largest stockholders, Raging Capital, LLC and Muzinich & Co., Inc. have already issued public letters imploring the TICC board to pursue all avenues to deliver stockholder value and to halt its efforts to approve the Benefit Street transaction immediately. We believe these letters are a clear condemnation of TICC’s proposed transaction with BSP. We welcome these views, as our proposal is fundamentally about delivering value to stockholders.

VOTE AGAINST TICC’S PROPOSALS – DON’T LET OTHERS DECIDE THE FATE OF YOUR INVESTMENT

We remain focused and determined on realizing the superior value of our proposal for TICC stockholders. We urge you to vote AGAINST the management proposals to protect your investment. Your vote will stop TICC from pursuing a value destructive transaction and send a clear message that it MUST engage with TSLX to unlock stockholder value. Note, however, that voting against one or all of the TICC proposals is not equivalent

[7]	The Q4 2015 BDC Scorecard, Wells Fargo, September 10, 2015.

to voting in favor of the TSLX Proposal. The defeat of the TICC proposals alone will not require TICC to pursue a transaction with TSLX but will prevent the consummation of a transaction that would compensate TICC’s external managers who have overseen a history of meaningful underperformance.

TICC has over 30,000 stockholders – every vote is important in this election – no matter how many shares you own – vote AGAINST the proposal that lines the pockets of the current external manager who has been well rewarded while stockholders like you have suffered losses.

Sincerely,

Joshua Easterly

Chairman, Board of Directors

Co-Chief Executive Officer

Michael Fishman

Co-Chief Executive Officer

During the afternoon of September 28, 2015, Georgica Advisors and Selz Capital, both stockholders of TICC, issued a letter to TICC stockholders in support of the TICC proposal, but calling for TICC to implement a stock repurchase program.

During the evening of September 28, 2015, TICC re-issued a revised version of the letter it first sent to its stockholders on September 24, 2015 in order to correct disclosure about how TICC’s distributions to stockholders have been comprised of, in part, a return of capital.

During the morning of September 29, 2015, TICC issued a letter to stockholders attacking the TSLX and Nexpoint proposals.

On September 29, 2015, NexPoint issued a press release advocating for TICC stockholders to vote against management’s proposal.

On September 30, 2015, TSLX issued the following press release:

TPG Specialty Lending, Inc. Corrects Misleading Statements from TICC Capital Corp.

NEW YORK – (BUSINESS WIRE) – TPG Specialty Lending, Inc. (“TSLX”; NYSE: TSLX), a specialty finance company focused on lending to middle-market companies, corrected statements made by TICC Capital Corp. (“TICC”; Nasdaq: TICC) in its September 29 letter to stockholders regarding TSLX’s offer to acquire TICC in a stock-for-stock transaction valuing TICC at $7.50 per share.

Josh Easterly, Chairman and Co-Chief Executive Officer of TSLX stated: “We believe that TICC’s statements hide the clear facts of our proposal. Only the TSLX proposal would put immediate and substantial value in the hands of TICC stockholders. Under the TICC Management proposal where Benefit Street would manage the assets, there is no direct consideration to TICC stockholders, who under management’s proposal, only get the prospect of paying reduced fees going forward to a manager with [very limited experience in the management of a BDC (which resulted in a 1.4% return from May 1, 2015 to June 30, 2015 on approximately $2.5 million in assets under management, before taking into account selling commissions and dealer manager fees). We are aware that Benefit Street has additional assets under management held in other private vehicles, but to our knowledge, there is no public information available to investors to assess these vehicles’ performance. Even if such information were available, BDCs are managed under fundamentally different constraints than private vehicles and, as a result, these vehicles are not a relevant benchmark for purposes of evaluating a BDC’s performance.] We are confident the long-suffering TICC stockholders will see that our proposal offers superior value for stockholders.”

TSLX urges stockholders to remember the following in reviewing TICC materials:

THE CURRENT TICC DIVIDEND IS UNSUSTAINABLE

•	TICC re-issued its first letter to stockholders with amended statements regarding its dividend.

•	TICC admitted that its dividend is in part a return of capital.

•	Paying a dividend by returning investors’ capital is clearly unsustainable.

•	At least five equity analysts have indicated that the dividend will be cut – TICC and Benefit Street have not refuted these reports.

•	Under the TSLX proposal, TICC stockholders would gain the opportunity to receive a stable and sustainable dividend that has the opportunity to grow over time.

THE TSLX PROPOSAL DOES NOT “TAKE-OUT” INVESTORS AND OFFERS A PREMIUM TO THE MARKET PRICE

•	Investors would be able to exchange their shares of TICC for shares of TSLX, thereby realizing a 20% premium to the trading price of TICC shares prior to the public announcement of our proposal.

•	On top of that premium, TICC investors would be able to participate in any upside of TSLX and the benefits of a leading platform that has outperformed TICC by 66.5% over the past three years!

TICC IS TRYING TO OBSCURE THE PREMIUM BY SWITCHING THE DISCUSSION TO NET ASSET VALUE

•	TICC notes the TSLX offer is a 12.8% discount to TICC’s net asset value as of June 30, 2015 but stockholders know full well that they cannot realize net asset value for their shares, only what the market is willing to pay.

•	TICC has focused on the wrong metric – and glossed over the fact that TICC’s shares traded at a 27.1% discount to June 30 net asset value on the day prior to the public announcement of our proposal.

•	This is not a temporary issue either – TICC shares have traded at a discount to net asset value every trading day of 2015.

VOTE AGAINST TICC’S PROPOSALS – DON’T LET OTHERS DECIDE THE FATE OF YOUR INVESTMENT

Hold TICC management accountable for their performance.

PROPOSAL NO. 1

APPROVAL OF NEW ADVISORY AGREEMENT

TICC is asking you to approve the New Advisory Agreement. For the reasons discussed below, we oppose the proposed New Advisory Agreement, and are therefore soliciting your proxy to vote AGAINST Proposal No. 1.

We urge you to demonstrate your opposition to the proposed New Advisory Agreement – and to send a message to the Special Committee that it should immediately engage substantively with TSLX regarding the TSLX Proposal – by signing, dating and returning the enclosed GOLD proxy card as soon as possible. Note, however, that voting against one or all of the TICC proposals is not equivalent to voting in favor of the TSLX Proposal, which would need to be voted on at a separate meeting. The defeat of the TICC proposals alone will not require TICC to pursue a transaction with TSLX, but will prevent the consummation of a transaction that would compensate TICC’s external managers who have overseen a history of meaningful underperformance.

REASONS TO VOTE AGAINST THE PROPOSED NEW ADVISORY AGREEMENT

1. The New Advisory Agreement Proposal Rewards the External Manager and Does Not Offer Immediate Value to TICC Stockholders.

As a stockholder of TICC, we oppose the proposed New Advisory Agreement because we believe that the BSP Transaction provides tangible and immediate economic benefits for external managers while offering no immediate value to TICC stockholders, i.e., no delivery of upfront consideration other than the prospect of lower fees going forward and the possibility of potential share buy-backs. In contrast, under the TSLX Proposal, TICC stockholders would have received a number of shares of TSLX common stock having a market value of $7.50 per TICC share as of the signing date of a definitive agreement. The TSLX Proposal represents a 12.8% discount to TICC’s net asset value as of June 30, 2015, a narrower discount than the price at which the shares have traded since June 30th. It also represents approximately a 20% premium to TICC’s undisturbed trading price, i.e., on September 15, 2015, the day immediately preceding the public announcement of the TSLX Proposal. As of June 30, 2015, TICC’s net asset value per share was $8.60. Following consummation of the TSLX Proposal, net asset value per share for former TICC stockholders would, on a combined basis, be $7.45.

2. Under the TSLX Proposal, TICC Stockholders Would Have the Opportunity to Participate in the Future Value Creation of TSLX’s Industry-Leading Platform.

In addition to the substantial up-front premium that the TSLX Proposal offers to TICC stockholders, the TSLX Proposal offers TICC stockholders the opportunity to participate in the future value creation of TSLX’s industry-leading platform. In particular:

•	Accretive to Net Asset Value. The TSLX Proposal would be immediately accretive to net asset value per share for TSLX stockholders and, for this reason, could drive a higher market price for TSLX common stock . This in turn would result in greater value for TICC stockholders of the TSLX common stock that they would receive under the TSLX Proposal.

•	Proven Track Record. TSLX has a proven track record since the commencement of TSLX’s investing activities in July 2011 of delivering superior returns and stable dividends to stockholders. In 2014, TSLX generated total returns of 14.7% compared to the sector average of -7.5%. TSLX has grown net asset value per share from $14.06 as of June 30, 2011 (the quarter-end immediately prior to the beginning of our investing activities) to $15.84 as of June 30, 2015.

•	Increased Liquidity. TICC stockholders would benefit from potential increased liquidity, by owning shares in a combined company having a pro forma market capitalization potentially in excess of $1.3 billion, as compared to TICC’s current market capitalization of approximately $380 million.

•	Consistent and Stable Dividend. TSLX believes business development companies should maintain consistent dividends that are well covered by net investment income. TSLX has earned per share net investment income [including realized gains in 2012] in excess of its dividend every year since the commencement of TSLX’s investing activities in July 2011. In contrast, the current dividend policy at TICC is highly unsustainable. Although TICC stockholders would receive dividends on a combined basis under the TSLX Proposal lower than they have on a historical basis, we, and significant voices in the analyst community, believe the historical dividends paid by TICC are highly unsustainable. TICC has a history of paying dividends in excess of its net investment income (i.e. it has “under-earned” its dividend). Most recently, it paid a dividend in the second quarter of 2015 that exceeded its net investment income by 38%. This under-earning its dividend results in a declining net asset value in each period when it occurs. On the other hand, it is expected that TSLX will continue its current dividend policy, which is expected to result in increased dividends to the extent TSLX is successful in rotating the TICC portfolio into higher yielding investments as described below.

•	Proven Ability to Generate Return on Equity for Stockholders. TICC stockholders would benefit from TSLX’s superior investment performance. In 2014, TSLX generated approximately a 13% return on equity based on net investment income compared to an industry return of approximately 9%[2], due to its ability to originate high risk adjusted return credit opportunities and its competitive cost structure.

TSLX leverages the deep investment, sector, and operating resources of TPG Special Situations Partners (“TSSP”) which, with over $12 billion of assets under management, is the dedicated special situations and credit platform of TPG, a global private investment firm with over $74 billion of assets under management. TSSP employs 133 professionals across four offices representing the full complement of sourcing, underwriting and asset management across credit disciplines.

TSLX expects to utilize its expertise to rotate the TICC portfolio into less liquid but higher earning credit investments that have a superior risk-return profile and a market-leading cost structure to drive higher return on equity over time. Where there is no opportunity to rotate assets, TSLX is committed to returning excess capital to its stockholders – which would include legacy TICC stockholders to the extent they were to retain their TSLX shares following consummation of the TSLX Proposal – to protect net asset value per share accretion that was created in the transaction.

3. A Vote “AGAINST” the Proposed New Advisory Agreement Encourages the Special Committee to Pursue the Superior TSLX Proposal, Which to Date It Has Refused to Do.

As described under “Background of the Solicitation,” above, TSLX has attempted on several occasions to engage in constructive discussions with the Special Committee regarding the TSLX Proposal. Nevertheless, TICC’s Special Committee rejected the TSLX Proposal out of hand without engaging TSLX or its advisors in negotiations or any discussion of the substance of the TSLX Proposal. While the TSLX Proposal is non-binding and is subject to change or withdrawal, we remain fully committed to pursuing the TSLX Proposal for the benefit of TICC stockholders if and when the Special Committee is willing to engage with us.

By voting “AGAINST” the proposed New Advisory Agreement, you will send a message to the TICC Special Committee that you expect them to act in your best interest to maximize the value of your TICC investment by engaging with TSLX to unlock the immediate and substantial premium and significant long-term value offered by the TSLX Proposal. It is important to note that TICC stockholders will not have an opportunity to consider and approve the TSLX Proposal unless and until it is approved by the TICC Board.

TSLX urges you to vote against the New Advisory Agreement Proposal by signing, dating and returning the enclosed GOLD proxy card as soon as possible.

PROPOSAL NO. 2

ELECTION OF DIRECTORS

TICC is asking you to vote on the election of six director nominees named in the TICC Proxy Statement and in the proxy card attached hereto to serve on the Board for the terms specified in the TICC Proxy Statement. Because, according to the TICC Proxy Statement, the BSP Transaction is conditioned on approval of this Proposal and we oppose the BSP Transaction for the reasons discussed above under Proposal No. 1, we oppose the proposed nominees. To that end, we are soliciting your proxy to vote AGAINST Proposal No. 2.

We urge you to demonstrate your opposition to the proposed nominees and to send a message to the Board that the election of the proposed director nominees is not in the best interest of TICC stockholders by signing, dating and returning the enclosed GOLD proxy card as soon as possible. Note, however, that voting against one or all of the TICC proposals is not equivalent to voting in favor of the TSLX Proposal, which would need to be voted on at a separate meeting. The defeat of the TICC proposals alone will not require TICC to pursue a transaction with TSLX, but will prevent the consummation of a transaction that would compensate TICC’s external managers who have overseen a history of meaningful underperformance.

TSLX urges you to vote against each of the director nominees by signing, dating and returning the enclosed GOLD proxy card as soon as possible.

PROPOSAL NO. 3

PROPOSAL TO APPROVE ADJOURNMENT OF THE SPECIAL MEETING

TICC is asking you to approve a proposal to grant the Company authority to vote your Shares to adjourn the meeting, if necessary, to provide additional time to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt any or all of the other proposals set forth in the TICC Proxy Statement. Because we oppose Proposals 1 and 2, we are soliciting your proxy to vote AGAINST Proposal No. 3.

TSLX urges you to vote against the Adjournment Proposal by signing, dating and returning the enclosed GOLD proxy card as soon as possible.

VOTING AND PROXY PROCEDURES

Only stockholders of record on the Record Date will be entitled to notice of and to vote at the Special Meeting. Each Share is entitled to one vote. Stockholders who sell Shares before the Record Date (or acquire them without voting rights after the Record Date) may not vote such Shares. Stockholders of record on the Record Date will retain their voting rights in connection with the Special Meeting even if they sell such Shares after the Record Date. Based on publicly available information, TSLX believes that the only outstanding class of securities of TICC entitled to vote at the Special Meeting is the Shares.

Shares represented by properly executed GOLD proxy cards will be voted at the Special Meeting as marked and, in the absence of specific instructions, will be voted AGAINST Proposals 1, 2 and 3, and in the discretion of the proxies with respect to such other business as may properly come before the Special Meeting or any postponement or adjournment thereof.

QUORUM; BROKER NON-VOTES; DISCRETIONARY VOTING

A quorum of stockholders must be present at the Special Meeting for any business to be conducted. The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the Shares outstanding on the Record Date will constitute a quorum. Abstentions will be treated as Shares present for quorum purposes.

If a quorum is not present at the Special Meeting, the TICC stockholders who are represented may adjourn the Special Meeting until a quorum is present. On the Record Date, there were 59,987,986 Shares outstanding and entitled to vote. Thus, 29,993,994 Shares must be represented by stockholders present at the Special Meeting or by proxy to have a quorum. TSLX may determine not to vote shares represented by the proxies of TICC stockholders it holds if necessary to prevent a quorum from being achieved at the Special Meeting.

If you are the stockholder of record of your Shares and you do not vote by proxy card, via telephone or the Internet or in person at the Special Meeting, your Shares will not be voted at the Special Meeting. If you are the beneficial owner of your Shares, your broker or nominee may vote your Shares only on those proposals on which it has discretion to vote. “Broker non-votes” represent votes that could have been cast on a particular matter by a brokerage firm, as a stockholder of record, but that were not cast because the brokerage firm lacked discretionary voting authority on the matter and did not receive voting instructions from the beneficial owner of the Shares. Under the rules of the New York Stock Exchange, your brokerage firm or other nominee does not have discretion to vote your Shares on non-routine matters such as Proposals 1, 2 and 3. Accordingly, there will be no broker non-votes with respect to Proposals 1, 2 and 3.

VOTES REQUIRED FOR APPROVAL

Approval of the New Advisory Agreement – Stockholders may vote “FOR” or “AGAINST” or may “ABSTAIN” from voting on the approval of the New Advisory Agreement. According to the TICC Proxy Statement, the approval of the New Advisory Agreement will require the affirmative vote of “a majority of outstanding voting securities” entitled to vote at the Special Meeting, as defined under the 1940 Act. For purposes of approval of the New Advisory Agreement, “a majority of outstanding shares of common stock” is the lesser of: (i) 67% or more of the shares of common stock present at the Special Meeting if the holders of more than 50% of the outstanding common stock are present or represented by proxy; or (ii) more than 50% of TICC’s outstanding shares of common stock as of the Record Date. Broker discretionary voting is not allowed and abstentions will have the same effect as a vote “AGAINST” this proposal.

Election of Directors – Stockholders may vote “FOR” or “AGAINST” or may “ABSTAIN” from voting on each of the nominated directors. The election of each of the nominated directors requires the affirmative vote of the holders of a plurality of all the votes cast at the Special Meeting either in person or by proxy (i.e., the director nominees receiving the greatest number of votes cast for each of the director positions being voted upon). Broker discretionary voting is not allowed and because the election of a director requires a plurality of the votes cast, abstentions will not be counted as votes cast and will have no effect on the result of the vote. According to the TICC Proxy Statement, however, failure of the New Advisory Agreement to be approved will also result in the failure of the proposed new directors to be elected.

Approval of the Adjournment of the Special Meeting – Stockholders may vote “FOR” or “AGAINST” or may “ABSTAIN” from voting on the approval of the adjournment of the Special Meeting, if necessary or appropriate, to provide additional time to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt any or all of the other proposals set forth in the TICC Proxy Statement. The approval of the adjournment proposal by the Company’s stockholders requires the affirmative vote of a majority of the votes cast at the Special Meeting. Broker discretionary voting is not allowed and abstentions will have no effect on this proposal.

To vote, please complete, sign, date and return the enclosed GOLD proxy card or, to appoint a proxy over the Internet or by telephone, follow the instructions provided herein. If you attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your Shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Special Meeting.

REVOCATION OF PROXIES

Stockholders of TICC may revoke their proxies after sending in their proxy card or authorizing their Shares by telephone or through the Internet by following these procedures. To revoke their proxy, TICC stockholders may:

•	deliver a written revocation notice prior to 9:00 a.m., Eastern Time, on October 26, 2015 to TICC Capital Corp., c/o Computershare, 250 Royall Street, Canton, MA 02021 or to TPG Specialty Lending, Inc., c/o MacKenzie Partners, 105 Madison Avenue, New York, New York 10016;

•	indicate their revocation prior to 9:00 a.m., Eastern Time, on October 26, 2015 by calling Computershare toll free at 1-800-652-8683 or through the Internet website of Computershare at www.envisionreports.com/TICC or by calling MacKenzie Partners toll free at (800) 322-2885 or by e-mailing MacKenzie Partners at TPG@mackenziepartners.com;

•	deliver a later-dated proxy to TICC Capital Corp., c/o Computershare, 250 Royall Street, Canton, MA 02021 or to TPG Specialty Lending, Inc., c/o MacKenzie Partners at 105 Madison Avenue, New York, New York 10016 that is received prior to 9:00 a.m., Eastern Time, on October 26, 2015;

•	submit a later-dated proxy by calling Computershare toll free at 1-800-652-8683 or through the Internet website of Computershare at www.envisionreports.com/TICC or by calling MacKenzie Partners toll free at (800) 322-2885 or by e-mailing MacKenzie Partners at TPG@mackenziepartners.com prior to 9:00 a.m., Eastern Time, on October 26, 2015; or

•	vote in person at the Special Meeting on October 27, 2015.

If stockholders of TICC hold Shares through a broker, bank or other nominee, they must follow the instructions they receive from your broker, bank or other nominee in order to revoke their voting instructions.

IF YOU WISH TO VOTE AGAINST THE PROPOSALS TO BE CONSIDERED AT THE SPECIAL MEETING, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED GOLD PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Statement is being made by TSLX. Proxies may be solicited by mail, facsimile, telephone, telegraph, Internet, in person and by advertisements.

TSLX has entered into an agreement with MacKenzie Partners for solicitation and advisory services in connection with this solicitation, for which MacKenzie Partners will receive a fee estimated at $275,000, together with reimbursement for its reasonable out-of-pocket expenses. MacKenzie Partners will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. TSLX has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the Shares they hold of record. TSLX will reimburse these record holders for their reasonable out-of-pocket expenses in so doing. It is anticipated that MacKenzie Partners will employ approximately 35 persons to solicit TICC’s stockholders for the Special Meeting.

If TSLX is successful in its solicitation of proxies to defeat the proposed New Advisory Agreement at the Special Meeting, then it intends to seek reimbursement from the Company for its expenses incurred in connection therewith. The question of such reimbursement will not be submitted to a vote of TICC stockholders. The Maryland General Corporation Law does not impose on a Maryland corporation any obligation to reimburse the successful bidder in a proxy contest and the TICC board may deny a request for such reimbursement.

If the TSLX Proposal is accepted and a merger of TICC with TSLX or its subsidiary were to occur, TICC stockholders would indirectly bear a portion of TSLX’s expenses in connection with any solicitation with respect to the merger transaction contemplated by the TSLX Proposal.

ADDITIONAL PARTICIPANT INFORMATION

TSLX is a participant in this solicitation of proxies for the Special Meeting. Certain other individuals identified in Annex II to this Proxy Statement may also be deemed to be participants in such solicitation. Information concerning TSLX and other persons who may also be deemed to be participants in this solicitation of proxies for the Special Meeting is set forth in Annex II to this Proxy Statement and is incorporated into this Proxy Statement by reference.

INFORMATION REGARDING TICC

According to the TICC Proxy Statement, TICC is a Maryland corporation with its principal executive office located at 8 Sound Shore Drive, Suite 255, Greenwich, Connecticut 06830; Telephone No. (203) 983-5275.

TICC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith is required to file reports, proxy statements and other information with the SEC. Reports, registration statements, proxy statements and other information filed by TICC with the SEC, including the TICC Proxy Statement, are publicly available at the SEC website: www.sec.gov.

STOCKHOLDER PROPOSALS

The following description of the requirements for submitting stockholder proposals for the 2016 Annual Meeting has been taken from the TICC Proxy Statement:

The Company expects that the 2016 Annual Meeting of Stockholders will be held in June 2016, but the exact date, time, and location of such meeting have yet to be determined. A stockholder who intends to present a proposal at the 2016 Annual Meeting of Stockholders must submit the proposal in writing to the Company at its business address, and the Company must receive the proposal no later than January 5, 2016, in order for the proposal to be considered for inclusion in the Company’s proxy statement for that meeting. The submission of a proposal does not guarantee its inclusion in the Company’s proxy statement or presentation at the meeting.

For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at the 2016 Annual Meeting of Stockholders, SEC rules permit management to vote proxies in its discretion if (a) the Company receives notice of the proposal before the close of business on March 20, 2016 and advises stockholders in next year’s proxy statement about the nature of the matter and how management intends to vote on such matter, or (b) does not receive notice of the proposal prior to the close of business on March 20, 2016.

Notices of intention to present proposals at the 2016 Annual Meeting of Stockholders should be addressed to Corporate Secretary, TICC Capital Corp., 8 Sound Shore Drive, Suite 255, Greenwich, Connecticut 06830. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

The incorporation of this information in this Proxy Statement should not be construed as an admission by TSLX that such procedures are legal, valid or binding.

OTHER INFORMATION

The information concerning TICC and the BSP Transaction contained herein has been taken from, or is based upon, publicly available documents on file with the SEC and other publicly available information. Although TSLX has no knowledge that would indicate that statements relating to TICC and the BSP Transaction contained in this Proxy Statement, in reliance upon publicly available information, are inaccurate or incomplete, to date TSLX has not had access to the full books and records of TICC, was not involved in the preparation of such information and statements, and is not in a position to verify any such information or statements.

Pursuant to Rule 14a-5 promulgated under the Exchange Act, reference is made to the TICC Proxy Statement for information concerning the New Advisory Agreement and related documents, the BSP Transaction, the TICC Special Meeting Proposals, Shares of TICC, the beneficial ownership of Shares of TICC by the principal holders thereof, other information concerning TICC’s management, and certain other matters regarding TICC and the Special Meeting. TSLX assumes no responsibility for the accuracy or completeness of any such information.

See Annex III for information regarding persons who beneficially own more than 5% of the Shares and the ownership of the Shares by the management and directors of TICC.

All TSLX per share amounts in this proxy statement give effect to the stock split in the form of a stock dividend, which was effected on December 5, 2013.

OTHER BUSINESS

TSLX is unaware of any other matters to be considered at the Special Meeting. However, should other matters, which TSLX is not aware of a reasonable time before this solicitation, be brought before the Special Meeting, the persons named as proxies on the enclosed GOLD proxy card will vote on such matters in their discretion.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this Proxy Statement, and the documents referred to or incorporated by reference into this Proxy Statement, are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “management believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.

Important factors that could cause actual results to differ materially from the expectations set forth in this Proxy Statement include, among other things, the factors identified under the section entitled “Risk Factors” in TICC’s Annual Report on Form 10-K for the year ended December 31, 2014, its Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2015 and any subsequent Current Reports on Form 8-K. Such forward-looking statements should therefore be construed in light of such factors, and TSLX is under no obligation, and expressly disclaims any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

TPG SPECIALTY LENDING, INC.

October 5, 2015

ANNEX I

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES

Total economics of your investment, as set forth in the press release dated September 28, 2015 issued by TSLX, may be considered a non-GAAP financial measure. TSLX provides this information to stockholders because TSLX believes it enhances stockholders’ understanding of the relative costs stockholder bear in relation to the assets generated by operations of TSLX and TICC, respectively. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by TSLX may not be comparable to similarly titled amounts used by other companies.

The table below illustrates a reconciliation of the increase in net assets resulting from operations over the years TSLX and TICC had operations to the ratio of shareholder expenses to economic profit:

TSLX

(In thousands)	2011	2012	2013	2014	2015 (through June 30)	Cumulative
Increase in Net Assets Resulting from Operations (GAAP)	$813	$39,595	$66,983	$85,050	$58,573	$251,014
Shareholder Expenses:
Management fees (GAAP)(1)	$1,593	$8,892	$13,376	$18,296	$10,247	$52,404
Incentive fees (GAAP)	347	6,996	11,790	17,839	12,137	49,109
Professional fees (GAAP)	1,563	2,881	3,691	4,752	2,490	15,377
Directors’ fees (GAAP)	245	287	285	342	187	1,346
Other general and administrative (GAAP)	773	1,564	2,434	3,858	2,427	11,056
Compensation expense (GAAP)	—	—	—	—	—	—

Total Shareholder Expenses	4,521	20,620	31,576	45,087	27,488	129,292
Economic Profit*						$380,306
Ratio of Total Shareholder Expenses to Economic Profit						34%

(1)	Includes management fees waived by TSLX’s investment advisor prior to TSLX’s IPO in 2014, which totaled $7 in 2011, $3,704 in 2012, $7,135 in 2013 and $2,464 in 2014.

I-1

TICC

(In thousands)	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015 (through June 30)	Cumulative
Increase (Decrease) in Net Assets Resulting from Operations (GAAP)	$(578)	$3,364	$16,304	$26,331	$(11,649)	$(53,266)	$35,182	$63,947	$14,209	$68,323	$58,945	$(3,348)	$30,856	$248,620

Shareholder Expenses:(2)
Compensation expense (GAAP)	$27	$208	$725	$712	$898	$906	$971	$1,021	$1,091	$1,183	$1,648	$1,861	$876	$12,127
Investment advisory fees (GAAP)	259	2,774	4,346	6,240	7,462	7,001	4,070	5,044	7,317	11,223	19,096	21,150	10,319	106,301
Professional fees (GAAP)	30	587	1,102	1,060	1,010	1,626	1,306	1,034	1,191	1,874	1,996	2,150	1,512	16,478
General and administrative (GAAP)(3)	9	145	368	221	310	401	250	401	587	1,028	1,590	1,398	1,184	7,892
Directors’ Fees (GAAP)	—	141	135	169	165	185	193	179	223	261	323	317	—	2,291
Total incentive fees (GAAP)	—	—	—	—	—	—	52	1,404	3,350	10,969	5,388	1,731	(1,505)	21,389

Total Shareholder Expenses	325	3,855	6,676	8,402	9,845	10,119	6,842	9,083	13,759	26,538	30,041	28,607	12,386	166,478

Economic Profit*														$415,098

Ratio of Total Shareholder Expenses to Economic Profit														40%

(2)	TICC has recategorized and renamed certain line items in its statement of operations since it began reporting in 2003. From 2003 to 2008, incentive fees were included in “Investment advisory fees.” For years after 2008, incentive fees have been reported separately. For the six months ended June 30, 2015, directors’ fees, which previously had been separately reported, were included in “General and administrative.” Prior to 2006, TICC reported the line “Compensation expense” as “Salaries and benefits.”

(3)	Does not include “Insurance” or “Transfer agent and custodian fees” for periods prior to 2015. Prior to 2015, these expenses were included as separate line items on TICC’s statement of operations. For the six months ended June 30, 2015, these expenses were included in “General and administrative.”

*	Economic Profit = Increase in Net Assets Resulting from Operations + Total Shareholder Expenses

I-2

ANNEX II

CERTAIN INFORMATION REGARDING PARTICIPANTS IN THIS SOLICITATION OF PROXIES

TPG Specialty Lending, Inc. (“TSLX”) is a participant in this solicitation of proxies for the special meeting of stockholders for the purpose of approving the proposed entry into a new investment advisory agreement between TICC Capital Corp. (“TICC”) and TICC Management, LLC (the “Special Meeting”). In addition, the directors and officers of TSLX listed on Schedule A hereto may also be deemed participants in this solicitation of proxies for the Special Meeting.

Principal Businesses of the Participants

TSLX, a Delaware corporation, is a specialty finance company focused on lending to middle-market companies. TSLX leverages the deep investment, sector, and operating resources of TPG Special Situations Partners which, with over $12 billion of assets under management, is the dedicated special situations and credit platform of TPG, a global private investment firm with over $74 billion of assets under management.

The principal occupation of each of the directors and officers of TSLX is listed on Schedule A hereto.

During the past ten years, neither TSLX nor any person named on Schedule A hereto has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

Principal Offices of TSLX

The address of the principal business and the address of the principal office of TSLX is TPG Specialty Lending, Inc., 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

Beneficial and Record Ownership of the Participants

As of October 5, 2015, TSLX holds in street name and beneficially owns, 1,633,660 shares of TICC common stock, $0.01 par value per share (“TICC Common Stock”). The record holder of such shares of TICC Common Stock is Cede & Co. None of the persons listed in Schedule A hereto are owners of record of any shares of TICC Common Stock, and none of them may be deemed to beneficially own shares of TICC Common Stock.

Other than as disclosed in this Proxy Statement, to the best of TSLX’s knowledge, none of TSLX, its directors and officers, or any of their respective associates, has any substantial interests, direct or indirect, by security holding or otherwise, in any matter to be acted upon pursuant to this Proxy Statement. Other than as disclosed in this Proxy Statement, to the best of TSLX’s knowledge, none of TSLX, its directors and officers, or any of their respective associates has any arrangement or understanding with any person with respect to any future employment by TICC or its affiliates, or any future transactions to which TICC or any of its affiliates will or may be a party.

Securities Purchased or Sold

Except as set forth in Schedule B hereto, neither TSLX nor, to the best of TSLX’s knowledge, any person named on Schedule A hereto has effected any transaction in any TICC Common Stock within the last two years.

Contracts, Arrangements, Understandings or Relationships with Respect to Securities of TICC

Except for the engagement of MacKenzie Partners as proxy solicitor for TSLX, as further described herein under “Solicitation of Proxies,” neither TSLX nor any of the persons listed on Schedule A hereto is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of TICC, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

SCHEDULE A

EXECUTIVE OFFICERS AND DIRECTORS OF TSLX

The following is a list of the executive officers and directors of TSLX, setting forth the present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is conducted for each such person. Except as otherwise set forth below, the current business address of each such person is TPG Specialty Lending, Inc., 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102. All executive officers and directors listed below are citizens of the United States of America.

Name	Present Position
Joshua Easterly	Director and Chairman of the Board of Directors and Co-Chief Executive Officer, TPG Specialty Lending, Inc. Partner, TPG/TPG Special Situations Partners

Michael Fishman	Co-Chief Executive Officer and Director, TPG Specialty Lending, Inc.

Richard Higginbotham	Director, TPG Specialty Lending, Inc.

John Ross	Director, TPG Specialty Lending, Inc.

Ronald Tanemura	Director, TPG Specialty Lending, Inc.

Michael Graf	Vice President and Principal Accounting Officer, TPG Specialty Lending Inc.

Jennifer Gordon	Managing Director, Chief Compliance Officer and Deputy Chief Operating Officer, TPG Special Situations Partners Vice President and Chief Compliance Officer, TPG Specialty Lending, Inc.

Jennifer Mello	General Counsel, TPG Special Situations Partners Vice President and Secretary, TPG Specialty Lending, Inc.

Robert Ollwerther	Chief Operating Officer and Chief Financial Officer, TPG Specialty Lending, Inc. Managing Director, TPG Special Situations Partners

Steven Pluss	Chief Financial Officer and Chief Risk Officer, TPG Special Situations Partners Partner, TPG/TPG Special Situations Partners Vice President, TPG Specialty Lending, Inc.

David Stiepleman	Chief Operating Officer, TPG Special Situations Partners Partner, TPG/TPG Special Situations Partners Vice President, TPG Specialty Lending, Inc.

Alan Waxman	Chief Investment Officer, TPG Special Situations Partners Partner, TPG/TPG Special Situations Partners Vice President, TPG Specialty Lending, Inc.

SCHEDULE B

Certain Information Required by Item 5 of Schedule 14A

During the past two years, TSLX purchased shares of TICC Common Stock in open market transactions as indicated below. The prices per share exclude brokerage commissions and have been rounded to the nearest cent.

Date of Transaction (Trade Settle Date)	Identity of Purchaser	Amount of Shares	Price per Share
8/5/2015	TSLX	234,000	$6.70
8/6/2015	TSLX	126,000	$6.64
8/7/2015	TSLX	207,000	$6.65
8/10/2015	TSLX	74,000	$6.69
8/11/2015	TSLX	32,000	$6.60
8/12/2015	TSLX	25,000	$6.57
8/13/2015	TSLX	55,000	$6.63
8/14/2015	TSLX	4,660	$6.60
8/17/2015	TSLX	77,000	$6.66
8/18/2015	TSLX	33,000	$6.66
8/19/2015	TSLX	60,000	$6.72
8/20/2015	TSLX	85,000	$6.74
8/21/2015	TSLX	571,000	$6.72
8/24/2015	TSLX	50,000	$6.35

No indebtedness was incurred by TSLX for the purpose of acquiring or holding TICC Common Stock.

ANNEX III

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

According to TICC Capital Corp.’s (“TICC” or the “Company”) Proxy Statement, the following table sets forth, as of the Record Date, the beneficial ownership of TICC common stock of each current director of TICC, the director nominees, TICC’s executive officers, each person known to TICC to beneficially own 5% or more of the outstanding shares of TICC common stock, and the executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and includes voting or investment power with respect to the securities. Ownership information for those persons who beneficially own 5% or more of TICC shares of common stock is based upon Schedule 13G filings by such persons with the SEC and other information obtained from such persons, if available.

Unless otherwise indicated, the Company believes that each beneficial owner set forth in the table has sole voting and investment power and has the same address as the Company. The Company’s current address is 8 Sound Shore Drive, Suite 255, Greenwich, Connecticut 06830.

Name and Address of Beneficial Owner	Number of Shares Owned Beneficially(1)	Percentage of Class(2)
Interested Directors
Jonathan H. Cohen(3)	310,337	*
Charles M. Royce(4)	525,321	*
Independent Directors
Steven P. Novak	14,474	*
G. Peter O’Brien	66,510	*
Tonia L. Pankopf	13,182	*
Interested Director Nominees
Thomas J. Gahan	—	—
Richard J. Byrne	—	—
Independent Director Nominees
Lee S. Hillman	—	—
Gary Katcher	—	—
Ronald J. Kramer	—	—
Dennis M. Schaney	—	—
Current Executive Officers
Saul B. Rosenthal(3)	107,547	*
Bruce L. Rubin	8,212	—
Gerald Cummins	—	—
Incoming Executive Officers
Bryan R. Martoken	—	—
Alexander H. McMillan	—	—
Current Executive Officers and Directors as a Group	1,045,583	1.7%

*	Represents less than one percent.
(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Assumes no other purchases or sales of TICC common stock since the information most recently available to us. This assumption has been made under the rules and regulations of the SEC and does not reflect any knowledge that we have with regard to the present intent of the beneficial owners of TICC common stock listed in this table.

III-1

(2)	Based on a total of 59,987,986 shares of the Company’s common stock issued and outstanding on the Record Date.
(3)	Includes 337 shares held by BDC Partners, which may be deemed to be beneficially owned by Messrs. Cohen and Rosenthal by virtue of their ownership interests therein.
(4)	Mr. Royce may be deemed to beneficially own 358,416 shares held by Royce Family Investments, LLC and 51,344 shares held by Royce Family Fund, Inc. Mr. Royce disclaims beneficial ownership of any shares directly held by Royce Family Fund, Inc. The address for both of these entities is 745 Fifth Avenue, New York, New York 10151.

Set forth below is the dollar range of equity securities beneficially owned by each of the Company’s directors as of the Record Date.

Name of Director	Dollar Range of Equity Securities Beneficially Owned (1)(2)
Interested Directors
Jonathan H. Cohen	Over $100,000
Charles M. Royce	Over $100,000
Independent Directors
Steven P. Novak	$50,001 –$100,000
G. Peter O’Brien	Over $100,000
Tonia L. Pankopf	$50,001 –$100,000
Interested Director Nominees
Thomas J. Gahan	None
Richard J. Byrne	None
Independent Director Nominees
Lee S. Hillman	None
Gary Katcher	None
Ronald J. Kramer	None
Dennis M. Schaney	None

(1)	The dollar ranges are: None, $1 – $10,000, $10,001 – $50,000, $50,001 – $100,000, or Over $100,000.
(2)	The dollar range of equity securities beneficially owned in us is based on the closing price for TICC common stock of $6.73 on the Record Date on the NASDAQ Global Select Market. Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) of the Exchange Act.

III-2

IMPORTANT

Tell your Board what you think! Your vote is important. No matter how many Shares you own, please give TSLX your proxy AGAINST Proposals 1, 2 and 3 by taking three steps:

•	SIGNING the enclosed GOLD proxy card,

•	DATING the enclosed GOLD proxy card, and

•	MAILING the enclosed GOLD proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

If any of your Shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such Shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute the GOLD proxy card representing your Shares. TSLX urges you to confirm in writing your instructions to TSLX in care of MacKenzie Partners at the address provided below so that TSLX will be aware of all instructions given and can attempt to ensure that such instructions are followed.

If you have any questions or require any additional information concerning this Proxy Statement, please contact MacKenzie Partners at the address set forth below.

105 Madison Avenue New York, New York 10016 (212) 929-5500 (Call Collect) TPG@mackenziepartners.com or CALL TOLL FREE (800) 322-2885

GOLD PROXY

TICC CAPITAL CORP.

SPECIAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF

TPG SPECIALTY LENDING, INC.

P  R  O  X  Y

The undersigned appoints Joshua Easterly, Jennifer Gordon and Robert Ollwerther, and each of them, attorneys and agents with full power of substitution to vote all shares of common stock of TICC Capital Corp. (the “Company”) which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of the Company, and including at any adjournments or postponements thereof and at any meeting called in lieu thereof (the “Special Meeting”).

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of common stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof. If properly executed, this Proxy will be voted as directed on the reverse and in their discretion with respect to any other matters as may properly come before the Special Meeting that are unknown to TPG Specialty Lending, Inc. (“TSLX”) a reasonable time before this solicitation.

IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS ON THE REVERSE, THIS PROXY WILL BE VOTED AGAINST PROPOSALS 1, 2 AND 3, and in the discretion of the proxies with respect to such other business as may properly come before the Special Meeting or any postponement or adjournment thereof.

Unless properly revoked, this Proxy will be valid until the sooner of one year from the date indicated on the reverse side and the completion of the Special Meeting.

IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

☒ Please mark vote as in this example

1.	The Company’s proposal to approve a new advisory agreement between the Company and TICC Management, LCC, to take effect upon a change of control of TICC Management, LLC.

FOR	AGAINST	ABSTAIN
☐	☐	☐

TSLX recommends a vote “AGAINST” Proposal 1.

2.	The Company’s proposal to elect six director nominees named in the TICC Proxy Statement to serve as members of the Board for the terms specified in the TICC Proxy Statement.

FOR	WITHHOLD AUTHORITY	Nominee:
☐	☐	Dennis M. Schaney
☐	☐	Lee S. Hillman
☐	☐	Ronald J. Kramer
☐	☐	Gary Katcher
☐	☐	Thomas J. Gahan
☐	☐	Richard J. Byrne

TSLX recommends a vote “WITHHOLD AUTHORITY” each of the director nominees described in Proposal 2.

3.	The Company’s proposal to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies.

FOR	AGAINST	ABSTAIN
☐	☐	☐

TSLX recommends a vote “AGAINST” Proposal 3.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING.

DATED:

(Signature)

(Signature, if held jointly)

(Title)

WHEN SHARES ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD INDICATE THE CAPACITY IN WHICH SIGNING. PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.